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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________
FORM S-8
Registration Statement Under
The Securities Act of 1933, as amended.

SNOWDON RESOURCES CORPORATION
(Exact name of registrant as specified in charter.)

NEVADA
(State of other jurisdiction or organization)

789 West Pender Street, Suite 1010
Vancouver, British Columbia
Canada V6C 1H2
(604) 606-7979
(Address and telephone of executive offices, including zip code.)

THE SNOWDON RESOURCES CORPORATION
2008 NONQUALIFIED STOCK OPTION PLAN
(Full title of the plan)

CORPORATION TRUST COMPANY OF NEVADA
6100 Neil Road, Suite 500
Reno, Nevada 89544
(775) 688-3061
(Name, address and telephone of agent for service)

Large Accelerated Filer	☐	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☒
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of		Aggregate Proposed	Proposed Maximum
Securities to be	Amount to be	Maximum Offering	Aggregate Offering	Amount of
Registered	Registered	Price per Unit/Share	Price [1]	Registration Fee [1]

Common Shares, $0.00001	10,000,000	$0.55	$5,500,000	$216.15
par value, issuable upon
exercise of stock options
by Grantees

Totals	10,000,000	$0.55	$5,500,000	$216.15

[1]	Based upon the mean between the closing bid and ask prices for common shares on November 30, 2008 in accordance with Rule 457 of the Securities Act of 1933.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE.

     We hereby incorporate by reference the following:

a)	Our last Form 10-K filed with the Securities and Exchange Commission (“SEC”).

b)	All other reports, proxy statements and information statements filed subsequent to the foregoing Form 10-K to pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4.     DESCRIPTION OF SECURITIES.

Common Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

     We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative Voting

     Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 50% of our outstanding shares.

Cash Dividends

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

     We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Transfer Agent

     Our transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240, Las Vegas, Nevada 89119. Its telephone number is (702) 361-3033.

ITEM 5.     INTEREST OF NAMED EXPERTS AND COUNSEL.

     None.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to our articles of incorporation and the laws of the state of Nevada, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

     Regarding indemnification for liabilities arising under the Act which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 7.     EXEMPTION FROM REGISTRATION.

     None; not applicable.

ITEM 8.     EXHIBITS.

     The following documents are incorporated herewith:

		Incorporated by reference
Exhibit					Filed
Number	Document Description	Form	Date	Number	herewith
3.1	Articles of Incorporation.	SB-2	06/06/06	3.1

3.2	Bylaws.	SB-2	06/06/06	3.2

4.1	Specimen Stock Certificate.	SB-2	06/06/06	4.1

5.1	Opinion of The Law Office of Conrad C. Lysiak,				X
	P.S. regarding the legality of the securities being
	registered.

10.1	2008 Nonqualified Stock Option Plan.				X

14.1	Code of Ethics.	10-KSB	9/14/07	14.1

23.1	Consent of Morgan & Company, Chartered				X
	Accountants.

23.2	Consent of The Law Office of Conrad C. Lysiak,				X
	P.S

99.1	Subscription Agreement.	SB-2	06/06/06	99.1

99.2	Audit Committee Charter.	10-KSB	9/14/07	99.2

99.3	Disclosure Committee Charter.	10-KSB	9/14/07	99.3

ITEM 9.     UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     1. to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

     3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Form S-8 Registration Statement and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on this 30th day of November 2008.

SNOWDON RESOURCES CORPORATION

BY:   ELDEN SCHORN
         Elden Schorn, President, Principal Executive
         Officer, Treasurer, Principal Financial Officer,
         Principal Accounting Officer and a member of the
         Board of Directors

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Elden Schorn, as true and lawful attorney-in-fact and agent, with full power of substitution, for his and in his name, place and stead, in any and all capacities, to sign any and all amendment (including post-effective amendments) to this registration statement, and to file the same, therewith, with the Securities and Exchange Commission, and to make any and all state securities law or blue sky filings, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying the confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

ELDEN SCHORN	President, Principal Executive Officer, Treasurer	November 30, 2008
Elden Schorn	Principal Financial Officer, Principal Accounting
Officer and a member of the Board of Directors

TERENCE SCHORN	Vice President of Exploration and member of the	November 30, 2008
Terence Schorn	Board of Directors

ROBERT M. BAKER	Secretary and member of the Board of Directors	November 30, 2008
Robert M. Baker

DAVID HACKMAN	Member of the Board of Directors	November 30, 2008
David Hackman